Exhibit 99.1

Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Definitive Agreement

to Acquire Mann Packing Co., Inc.

-Acquisition enhances Fresh Del Monte’s growth in value-added products and expands

North America presence further diversifying the Company-

Coral Gables, FL. – February 6, 2018 — Fresh Del Monte Produce Inc. (NYSE: FDP) announces that its North America subsidiary, Del Monte Fresh Produce N.A., Inc. (“Del Monte”) entered into a definitive agreement on February 5, 2018 to acquire Mann Packing Co., Inc. (“Mann Packing”), an award-winning innovator and leading grower, processor and supplier of a broad variety of fresh and value-added vegetable products in North America. Mann Packing’s annual sales were approximately $535 million in 2017.

Del Monte will acquire Mann Packing for an aggregate consideration of approximately $361 million in cash financed with cash on hand and the Company’s existing credit facility. The Company expects the acquisition to be accretive to earnings in the first year. The transaction is subject to regulatory approvals and other conditions that are customary for transactions of this type and is expected to close during the first quarter of 2018.

“We are extremely pleased about our acquisition of Mann Packing, a leader in the fresh and value-added vegetable category,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer of Fresh Del Monte. “Mann Packing’s strength in the vegetable category, one of the fastest growing fresh food segments, will allow us to diversify our business, leverage our distribution network and infrastructure and increase our market reach. In addition, this transaction will provide us with synergies, enhancing our ability to better serve our combined customers and address consumers’ needs for healthier products. This acquisition is a significant step toward our goal to be the world’s leading supplier of healthful, wholesome and nutritious fresh and prepared food and beverages for consumers.”

Rabobank served as the exclusive financial advisor to Fresh Del Monte on this transaction.

About Fresh Del Monte Produce Inc. (www.freshdelmonte.com)

Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 125 years.

-more-

Fresh Del Monte Produce Inc.

About Mann Packing Co., Inc. (www.veggiesmadeeasy.com)

Mann Packing, established in 1939 and based in Salinas, CA., is a leading grower, processor and supplier in North America of fresh vegetables, including washed and ready to eat fresh-cut vegetables, snack packs and party trays, and washed and trimmed lettuce products for the food service and retail markets.

Forward-looking Information Fresh Del Monte Produce Inc.

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information - Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 30, 2016, along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACTS:

INVESTORS:	MARKETING & SALES :
Christine Cannella	Dennis Christou
305-520-8433	305-520-8391
ccannella@freshdelmonte.com	dchristou@freshdelmonte.com

Note to the Editor: This release and other press releases are available on the Company’s web site, www.freshdelmonte.com.

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